Exhibit 99.6

December 16, 2013

Conference Call Script

Operator

Welcome to Avago’s conference call to discuss its proposed acquisition of LSI. At this time, I would like to turn the call over to Tom Krause, Vice President of Corporate Development, for opening remarks and introductions. Please go ahead sir.

Tom

Thank you, operator and good morning everyone. Welcome to Avago’s conference call to discuss our proposed acquisition of LSI. Joining me today are Hock Tan, Avago’s President and CEO, Abhi Talwalkar, President and CEO of LSI, and Tony Maslowski, Chief Financial Officer of Avago Technologies. All have prepared comments.

We will limit today’s call to 45 minutes. After prepared comments, we will open the lines for your questions.

The press release and the supplemental presentation slides summarizing the transaction are available in the Investors section of Avago’s website at www.Avagotech.com. This conference call is being webcast live and a recording will be available via telephone playback. It will also be archived in the Investors section of our website at Avagotech.com.

As a reminder, today’s call will include forward-looking statements regarding the expected timing and completion of the transaction as well as financial impacts to Avago. These statements include risks and uncertainties that could cause our actual results to differ materially from the statements made on this call. Please refer to our press release today and our recent filings with the SEC for information on the specific risk factors.

Now, over to Hock.

Hock

Thank you, Tom and good morning everyone. Let me first say that we are very excited by the strategic opportunities this acquisition will create for Avago, as well as the compelling financial benefits of this transformative transaction.

I would like to refer you to the first slide of our presentation, which summarizes the strategic rationale for this deal.

[Page 3] First, the LSI acquisition opens up an area where Avago has not been a major player until now – enterprise storage. In this space, LSI brings their leadership in storage connectivity and HDD products.

The transaction also significantly expands Avago’s offerings and capabilities in the wired infrastructure market, particularly by bringing deep system-level expertise, including architecture and software engineering resources. This complements our high-performance SerDes and optical components capabilities and allows us to develop more robust product roadmaps for our mutual datacenter, networking and storage customers.

Bringing these two companies together significantly increases our scale. Importantly, it also diversifies our revenue across several large addressable markets, bringing down Avago’s current concentration in wireless.

The transaction will be immediately accretive to free cash flow and earnings per share on a non-GAAP basis. Importantly, as Tony will describe in more detail, we intend to drive the operating profitability of LSI towards a level consistent with what Avago delivers today.

[Pause]

[Page 4] Turning to the next slide, for those of you who aren’t familiar with LSI, the company is a $2.4 billion dollar revenue fabless semiconductor business. The company is a leader in the enterprise storage and wired infrastructure markets. In enterprise storage, with a SAM of over $5 billion, LSI’s storage server connectivity, HDD, and Flash businesses make us a leader overnight.

On the networking side, LSI’s network processors and custom silicon solutions are sold to leading enterprise and service provider OEMs. By joining forces with LSI, we are strengthening our capabilities, and will now be able to deliver a broader set of product solutions to key customers in networking, as well as expand into the service provider market.

[Page 5] Talking about wired infrastructure, the next slide shows Avago has strengths in fiber optics and SerDes, while LSI brings leading system-level capabilities, including software and SoC’s. With these core ingredients, we are well-positioned to deliver comprehensive and optimized solutions in optics and silicon to the wired infrastructure market, turning what was a SAM of $2B into a SAM of $4B.

[Page 6] This next slide is really important. It demonstrates how this acquisition significantly increases our scale and balances our end market exposure by adding a market leader in enterprise storage to our growing wireless, wired and industrial businesses.

Wireless, which represents almost 50% of Avago’s business today, should make up about a quarter of our combined business. As discussed in our last earnings call, we expect to see continued volatility in wireless arising from the timing of product launches of leading OEM customers. This volatility is likely to substantially increase going forward, as we see our market position strengthening further. This combination will mitigate it.

Now I’ll pass it on to Tony for more details.

Tony

Thank you, Hock.

I want to take a moment to cover the basics of today’s announcement, which you can see on this Transaction Overview slide on page 7…

[Page 7] Avago will acquire LSI for $11.15 per share in cash, or approximately $6.6 billion dollars in total equity value. The transaction will be financed with available cash from the combined balance sheet, a new $4.6 billion term loan that has been fully committed by a group of banks and a $1.0 billion investment from Silver Lake. The transaction was approved by the boards of both companies. We anticipate closing this transaction during the first half of calendar year 2014, subject to receiving regulatory approvals in various jurisdictions and the satisfaction of customary closing conditions, as well as the approval of LSI’s stockholders. We plan to provide more specific guidance once the transaction has closed and integration planning is completed.

This acquisition is a highly profitable combination. Before taking into account synergies, the combined company generates nearly $5 billion of revenue and well over $1 billion of EBITDA on an LTM basis. Additionally, I would point out that LSI’s gross margin is above our long term target and will help us shift the range to a new range of 52 to 55 percent. LSI’s operating margin is below ours, however, we remain committed to our long term operating margin target of 29 to 32 percent.

[Page 8] The transaction is expected to be significantly and immediately accretive to Avago’s non-GAAP free cash flow and EPS. Avago currently anticipates achieving annual cost savings at a run rate of $200 million by the end of the fiscal year ending November 1, 2015, the first full fiscal year after closing. In time, this increased cash flow will allow Avago to support future growth, increase value for our stockholders and eventually reduce leverage.

Avago has a proven track record of deleveraging. We retired nearly all of our LBO debt in less than 5 years and this was done through one of the worst financial recessions most of us have ever seen. Our focus on technology differentiation coupled with sound operating discipline helped us retire debt in the past and we plan on doing the same in the future. On an LTM basis, our total leverage will be 3.7x pro-forma EBITDA with synergies and 3.1x excluding the convertible note. The term loan that Avago is securing as part of its financing package will be fully pre-payable at par after six months. We believe this structure allows us to retire debt without incurring any costly prepayment penalties or tender premiums. The term loan has a variable rate and based on current conditions, the interest rate would be approximately 3.5% today. We will provide a further update when the financing is placed. It’s also important to note that the convertible note or preferred stock that makes up $1 billion of the financing is there to give us a much better overall capital structure that we think sets us up well to achieve the targets we have laid out.

We also remain committed to returning cash to stockholders. We plan to continue our dividend policy in the future. We have also negotiated flexibility in our debt agreements to do share buybacks consistent with the strategy of limiting dilution from annual employee equity awards.

We are pleased to have LSI’s CEO, Abhi Talwalkar, here with us this morning. Now, I’ll pass the call over to Abhi for a few remarks.

Abhi Talwalkar

Thank you Tony.

Many of you on the call have been investors in, covering, or following LSI since I joined the company in 2005. All of us at LSI are proud of what we have accomplished and our position today as a leading storage and networking semiconductor company, centered within the key secular trends of data & traffic growth. We are recognized leaders in the segments we serve and are contributing to the success of customers who are the true leaders in the IT and datacenter markets. We have made significant improvements in our financial performance and are excited to begin the next chapter of our business evolution and the opportunities this brings.

We believe the transaction benefits all of LSI’s key stakeholders. For our customers, there will be greater scale to support critical investments and a broader product portfolio of differentiated products. Our employees will benefit from opportunities in joining a larger, diversified organization. And for our stockholders, the transaction provides very compelling value and represents an approximate 40% premium above Friday’s closing price.

With that, I’ll turn the call back to Hock.

Hock

Thank you, Abhi.

We look forward to working together with the LSI team to create tremendous value for our stockholders, customers and employees.

That concludes our prepared remarks. Operator, please open up the call for questions.

Additional Information and Where to Find It; Participants in Solicitation

This communication is being made in respect of the proposed transaction involving LSI Corporation (“LSI”) and Avago Technologies Limited (“Avago”). The proposed transaction will be submitted to the stockholders of LSI for their consideration. In connection with the proposed transaction, LSI will prepare a proxy statement to be filed with the SEC. LSI and Avago also plan to file with the SEC other documents regarding the proposed transaction. LSI’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of LSI. Investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC’s website at http://www.sec.gov. Investors will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to www.lsiproxy.com, by writing to LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center, or by calling 1 (800) 372-2447.

LSI and Avago and their respective directors, executive officers may be deemed to be participants in the solicitation of proxies from LSI’s stockholders with respect to the meeting of stockholders that will be held to consider the proposed Merger. Information regarding LSI’s directors and executive officers is contained in LSI’s Annual Report on Form 10-K for the year ended December 31, 2012, the proxy statement for LSI’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2013, and subsequent filings which LSI has made with the SEC. Information regarding Avago’s directors and executive officers is contained in Avago’s Annual Report on Form 10-K for the year ended October 28, 2012, the proxy statement for the Avago’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on February 20, 2013, and subsequent filings which Avago has made with the SEC. Investors may obtain additional information regarding the interests of LSI and its directors and executive officers in the proposed Merger, which may be different than those of LSI’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

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